EXHIBIT 99.3

         Superclick, Inc. Announces Financial Results for First Quarter

LAGUNA HILLS, Calif., Mar 23, 2004 (PRIMEZONE via COMTEX) -- Superclick, Inc. (OTCBB:SPCK) today announced financial results for the first quarter ended January 31, 2004. Revenue for the quarter was $291,422, while net loss from operations was $112,650. "Given that we came in at $652,336 in revenue and a net loss of $103,361 for the full year in fiscal 2003, we are pleased to see our run rate accelerate, as we expand our footprint in the domestic and international markets," commented John Glazik, Chief Executive Officer.

Among the highlights for the quarter were:


 - The launch of Superclick's Wi-Fi initiative offering flexible service, billing and management solutions in a wireless environment,

 -   Installations at the Renaissance Skydome Toronto and
     InterContinental Montreal as well as expansion internationally to the Hutchinson Our Lucaya, Bahamas.

 - The addition of Stephen J. Montague and Jacobo Melcer, two experienced telecom industry executives to the Company's
     Board of Directors

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDA; we believe this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measure is included in this release.


About Superclick, Inc.


Superclick, Inc., through its wholly owned, Montreal-based subsidiary, Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)) in worldwide hospitality and multi-tenant unit (MTU) markets. Superclick provides hotels and MTU residences with cost-effective Internet access utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Superclick's patented technology converts dial-up analog Internet calls to digital access, improves connection speeds, unclogs local trunks, consolidates Internet traffic, supports flexible billing and provides targeted advertising to end-users. Current clients include MTU residences and Crowne Plaza, Four Points by Sheraton, Hilton, Holiday Inn, Holiday Inn Express, Hampton Inn, Marriott, Novotel, Radisson, Sheraton, Westin and Wyndham hotels in Canada and the United States. For more information please visit the Superclick website at www.superclick.com.


Safe Harbor Statement:


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different form the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


SOURCE: Superclick, Inc.